UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1)

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PING IDENTITY HOLDING CORP.

(Name of Registrant as Specified In Its Charter)

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The following was published on TechCrunch on August 8, 2022:

Ping Identity CEO discusses his company's long, strange startup trip

TechCrunch

By Ron Miller

8 August 2022

Ping Identity was in the news last week with a huge deal to sell itself to private equity investors after several years as a public company.

Ping CEO Andre Durand launched his identity company way back in 2002, raising around $128 million in venture funding along the way. In a 2015 interview with TechCrunch, Durand talked about going public within a year or two. That didn’t happen, at least not then, but what did happen may be one of the stranger founder tales ever told — one with twists and turns Durand admits he could never have imagined.

“There’s no way I could have predicted the series of events which ultimately led me here. First of all, there’s always multiple ways to grow, multiple ways to succeed. There’s not one path. That’s something I’ve come to kind of appreciate and realize,” Durand told me in an interview last week, during which he discussed his unusual startup journey.

A SIMPLE TWIST OF FATE

The story began in 2002, when he launched the startup in Denver. By 2016, Ping had matured, and Durand began getting feelers from a number of parties looking to buy his baby. He wasn’t necessarily looking to sell, but the offers started coming, and he felt obligated to at least listen. He had investors and longtime employees who had traveled with him on the journey to that point, and he felt he owed it to them to see if he could give them a good return.

Ultimately, it was a random email from a Vista Equity partner that led to Ping’s initial sale.

“I was maybe a little bit curious or maybe I looked at my day and said, well, I got nothing going on. He’s gonna buy me lunch. I said yes,” he said. The lunch turned out to be a great discussion on identity, and Durand liked what he heard from the Vista partner. Eventually, that led to an invitation to bid on the company and Vista being the buyer.

He doesn’t discount the role of chance in this process.” Serendipity plays a role in your fate, right? You can maybe steer it a little bit, but you know a lot of exciting things sometimes just kind of happen. And if I’m really honest, serendipity played a role in my fate in going with Vista,” he said.

Fate took him to a good place, one where Vista could provide him with far more resources than he could have raised from venture capital to help Ping get to the next level.

“They wanted to get behind my dream and efforts. And lo and behold, they 100% did that. They 100% supported me in every single move we wanted to make,” he said. That support helped turn the organization into one that could be the public company he envisioned.

One of the main things that Vista brought to Ping was the notion of operational excellence. “Operational excellence is a big part of the Vista playbook, and building repeatability into the back office and best practices in all of your functions to build a very efficient world-class software company,” he said. “Had we not made the investments in the back office and implemented a number of these practices, we wouldn’t have been in as good of a position as we were to go public.”

Vista also provided Ping with the resources to hire people and to make six strategic acquisitions, something he very likely couldn’t have done otherwise. The acquisitions, in particular, helped fill in missing pieces in the platform in preparation for becoming a public company.

TO PUBLIC AND BACK

As it turned out, getting acquired by Vista didn’t mean his dream of taking his company public was quashed. On the contrary, Vista wanted to help Ping get there. The plan worked, with Ping going public in 2019. Of course, the subsequent pandemic and economic downturn have not always been kind to software companies in the public markets.

Ping had to navigate this turbulent period, and when Thoma Bravo came knocking with a $2.8 billion offer — one that represented a roughly 63% premium of the share price before the offer — it was once again an opportunity for Durand to take care of investors who had helped his company to this point.

“It has been a time of illiquidity in volatile markets,” he said. “That’s what you have to recognize, so if we’re entering a recession and markets are volatile, you have to weigh that into the equation of what’s best for investors over what time horizon — one year, two years, three years — and it varies.”

He said he had to balance the needs of all these different constituencies and the cost of staying public versus returning to being private.

“We looked at the offer. Clearly, Thoma Bravo had conviction on Ping in the space, and this is an area where we felt shareholder interests were aligned. We felt this was the best return for shareholders. And then secondary to that, we felt that this provided an opportunity for the company to accelerate our own vision.”

But beyond the monetary aspect of the transaction, there is that last point about Ping itself — Durand sees another opportunity to continue growing the company under private equity ownership. Doing it privately offers him the opportunity to execute without the scrutiny of sometimes fickle public market investors.

“We get to just go pedal to the metal on our cloud transformation and not worry about the optics on how the street will react to our revenue numbers. That’s a big deal and is one of the reasons why it’s better to do a cloud transformation as a private company than a public one, because the markets don’t understand it. They don’t have the patience to take a three-year view. They’d rather just see a simple straight line and not have to talk about the gyrations,” he said.

WHAT WILL THE FUTURE BRING?

Ping hit $72 million in revenue last quarter, a $288 million run rate, and he still sees the goal as getting to $1 billion in revenue in the next five years or so, something he thinks his new investors can help him achieve.

“Our plan is to get to $1 billion. We’ve actually said that at our investor day and other things, and if you kind of follow our growth trajectory, because we have been accelerating and we’ve said, ‘Hey, by 2024, we’re a 25% to 30% grower.’ If you draw a straight line, [even without] Thoma, we get to just under a billion in five years,” he said. And perhaps with Thoma Bravo, Ping gets to that goal faster, he argued.

So what does this latest deal mean for Durand after two decades at the helm? He’s still engaged and still passionate about his job. He also sees an industry that is finally in the limelight after years of trying to raise the profile of the importance of identity in security, and he believes that there is still room to innovate and grow.

“The truth is, I do enjoy making money for people, and that includes my investors, my shareholders, my supporters, as well as my employees. I enjoy this industry. I do enjoy being relied upon as mission-critical by our customers. It seems like a worthy life mission.”

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Forward-Looking Statements

This communication contains and the Ping Identity Holding Corp.’s (the “Company”) other filings and press releases may contain forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, the Company. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) the risk that the proposed merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed merger (the “Merger”), including the receipt of certain regulatory approvals; (iii) the failure to obtain stockholder approval; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement with Project Polaris Holdings, LP (“Parent”) and Project Polaris Merger Sub, Inc. (the “Merger Agreement”), including in circumstances requiring the Company to pay a termination fee; (v) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (vi) risks that the proposed transaction disrupts the Company’s current plans and operations; (vii) the Company’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business, in light of the proposed transaction; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) unexpected costs, charges or expenses resulting from the proposed Merger; (x) potential litigation relating to the Merger that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; (xi) continued availability of capital and financing and rating agency actions; (xii) certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xiii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors; (xiv) the impact of adverse general and industry-specific economic and market conditions, including any impact from ongoing conflict in Ukraine and Russia, and reductions in IT and identity spending; (xv) uncertainty as to timing of completion of the proposed Merger; and (xvi) other risks described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2022, the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 4, 2022, and subsequent filings. While the list of risks and uncertainties presented here is, and the discussion of risks and uncertainties to be presented in the information statement will be, considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the Merger and/or the Company’s consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Additional Information and Where to Find It

This communication is being made in respect of the pending Merger involving the Company and Parent. The Company will file with the SEC a proxy statement on Schedule 14A relating to its special meeting of stockholders and may file or furnish other documents with the SEC regarding the pending Merger. When completed, a definitive proxy statement will be mailed to the Company’s stockholders. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT REGARDING THE PENDING MERGER AND ANY OTHER RELEVANT DOCUMENTS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PENDING MERGER.

The definitive proxy statement will be filed with the SEC and mailed or otherwise made available to the Company’s stockholders. The Company’s stockholders may obtain free copies of the documents the Company files with the SEC from the SEC’s website at www.sec.gov or through the Investors portion of the Company’s website at investor.pingidentity.com under the link “Financials” and then under the link “SEC Filings” or by contacting the Company’s Investor Relations by e-mail at investor@pingidentity.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the pending Merger. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s 2022 annual proxy statement filed with the SEC on March 21, 2022, and in the related amendment filed on April 20, 2022. Other information regarding the participants in the proxy solicitation and a description of their interests will be contained in the proxy statement for the Company’s special meeting of stockholders and other relevant materials to be filed with the SEC in respect of the proposed Merger when they become available. These documents can be obtained free of charge from the sources indicated above.

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